Exhibit 99.4

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (the “Agreement”) is made the 29th day of December 2021, between:

The person executing this Agreement as “the Holder” (the “Holder”)

- and -

VOYAGE DIGITAL (NZ) LIMITED, a company incorporated in New Zealand (the “Purchaser”).

WHEREAS the Holder is the owner of, or, as of the date hereof, has the power to control or direct or vote, the common shares (the “Subject Shares”) of Trilogy International Partners Inc. (the “Company”) and the incentive securities (including 685,417 RSUs) (the “Subject Incentive Securities” and collectively with the Subject Shares, the “Subject Securities”) of the Company, as applicable, listed in Schedule A hereto; provided that, for greater certainty, the term “Subject Shares” shall include any common shares of the Company (“Shares”) issuable upon the exercise of any Subject Incentive Securities;

AND WHEREAS the Purchaser is concurrently herewith entering into an agreement for for, among other things, the Purchaser acquiring all of the issued and outstanding ordinary shares in the capital of Two Degrees Group Limited (“Two Degrees”) (the “Purchase Agreement”) with Trilogy International New Zealand LLC and Tesbrit B.V.;

AND WHEREAS the Holder supports the performance and completion of the Purchase Agreement substantially in accordance with its terms as of the date hereof (such performance and completion, the “Transaction”);

AND WHEREAS the Transaction will constitute a sale of all or substantially all of the assets of the Company thereby requiring the approval of a special resolution of shareholders of the Company at the Meeting (as defined herein) (the “Transaction Resolution”);

AND WHEREAS this Agreement sets out the terms and conditions of the agreement of the Holder, among other things, to vote or cause to be voted the Subject Shares in favour of the Transaction;

AND WHEREAS the Purchaser is relying on the covenants, representations and warranties of the Holder set forth in this Agreement in connection with the Purchaser’s execution and delivery of the Purchase Agreement;

NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreement herein contained, the parties hereto agree as set out herein.

ARTICLE 1
INTERPRETATION

1.1	All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

1.2	All references herein to the Purchase Agreement or any portion thereof refer to the Purchase Agreement as it may be amended or modified from time to time subsequent to the date hereof.

ARTICLE 2
CERTAIN COVENANTS OF THE HOLDER

2.1	The Holder hereby covenants and irrevocably agrees that he or she shall, from the date hereof until the termination of this Agreement:

(a)
not, except with the prior written consent of the Purchaser, option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey or enter into any forward sale, repurchase agreement or other monetization transaction with respect to any of the Subject Securities, or any right or interest therein, to any person or group or agree to do any of the foregoing; provided that, the Holder may exercise or surrender and terminate the Subject Incentive Securities in accordance with the terms and subject to the conditions of the Purchase Agreement and the Holder may authorize the Company to (i) withhold Shares that may otherwise be due to the Holder pursuant to the exercise of the Subject Incentive Securities; and (ii) sell any such Shares to fund employee withholding taxes which must be remitted by the Company with respect to the exercise or settlement of the Subject Incentive Securities; and

(b)
not grant or agree to grant any proxy, power of attorney or other right to vote the Subject Shares, except for proxies or voting instructions to vote, or cause to be voted, securities in accordance with this Agreement or with respect to any other business to be considered at the Meeting.

2.2
The Holder irrevocably consents to the details of this Agreement being set out in the news release of the Company with respect to the Transaction and in the meeting materials being sent to shareholders in connection with the Meeting (the “Meeting Materials”) and this Agreement being made publicly available, including by filing on SEDAR. Otherwise, each of the Purchaser and the Holder shall consult with the other before making any public disclosure or announcement of or pertaining to this Agreement, and any such disclosure or announcement shall be mutually satisfactory to both such parties hereto, acting reasonably; provided that this Section 2.2 shall not apply to any disclosure or announcement pertaining to this Agreement which a party is advised by legal counsel is required to be made by applicable laws, stock exchange rules or policies of regulatory authorities having jurisdiction and which the other party after reasonable notice will not consent to.

2.3
If the Holder acquires any additional Shares, or RSUs following the date hereof, the Holder acknowledges that such additional Shares shall be deemed to be Subject Shares and such Shares and Subject Incentive Securities, or  RSUs collectively shall be deemed to be Subject Securities, in each case for purposes of this Agreement, and the Holder shall abide by the terms of this Agreement in respect of such Shares and Subject Incentive Securities.

ARTICLE 3
AGREEMENT TO VOTE

3.1	The Holder hereby irrevocably covenants and agrees that from the date hereof until the termination of this Agreement:

(a)
at the special meeting of shareholders of the Company to be held for the purposes of considering the Transaction (or any adjournment or postponement thereof) (the “Meeting”), it will vote or cause to be voted all of the Subject Shares it owns or controls as of the date of such Meeting  in favour of the Transaction including, without limitation, the Transaction Resolution and any other matter that would reasonably be expected to facilitate the Transaction;

(b)
it will vote or cause to be voted all of the Subject Shares owned or controlled by the Holder as of the date of such Meeting against any matter that would reasonably be expected to delay, prevent or frustrate the successful completion of the Transaction at any meeting of the Shareholders called for the purpose of considering same;

(c)	with respect to the Subject Shares as to which the Holder is the holder of record,, no later than five (5) Business Days prior to the date of the Meeting, the Holder shall:

(i)
deliver or cause to be delivered to the Company, with a copy to the Purchaser concurrently, a duly executed proxy or proxies in respect of such Subject Shares directing the holder of such proxy or proxies to vote in favour of the Transaction including, without limitation, the Transaction Resolution and/or any matter set forth on such proxy that would reasonably be expected to facilitate the Transaction; or

(ii)
vote all of the Subject Shares electronically and to provide written confirmation of same to the Company and the Purchaser, in favour of the Transaction including, without limitation, the Transaction Resolution and/or any matter that would reasonably be expected to facilitate the Transaction.

(d)
with respect to the Subject Shares as to which  the Holder is the beneficial owner, no later than five (5) Business Days prior to the date of the Meeting, the Holder shall deliver or cause to be delivered, a duly executed voting instruction form to the intermediary through which the Holder holds its beneficial interest in the Subject Shares, (provided that if the Holder is a non-objecting beneficial owner, such voting instructions shall be delivered directly to the Company), with written confirmation to the Company and the Purchaser concurrently, instructing that the Subject Shares be voted at the  Meeting in favour of the Transaction including, without limitation, the Transaction Resolution and/or any matter that would reasonably be expected to facilitate the Transaction; and

(e)	such proxy or proxies in Section 3.1(c) shall name those individuals as may be designated by the Company in the Meeting Materials and shall not be revoked without the written consent of the Purchaser.

For the avoidance of doubt, if the Holder is the beneficial owner but not the holder of record of the Subject Shares, the Holder will be deemed to satisfy its obligations under this Section 3.1 to vote or to cause to be voted the Subject Shares, if he or she duly instructs that the Subject Shares be voted in the applicable manner.

3.2	The Holder irrevocably covenants and agrees that the Holder will not:

(a)
exercise any rights of dissent or appraisal provided under any applicable laws or otherwise in connection with the Transaction and not exercise any shareholder rights or remedies available at common law or pursuant to securities or corporate laws to delay or prevent the Transaction; or

(b)
bring, or threaten to bring, any suits or proceeding for the purpose of, or which has the effect of, directly or indirectly, frustrating, stopping, preventing, impeding, delaying or varying the Transaction (for greater certainty, this shall not affect the ability of the Holder to exercise its rights in the event of any breach by the Purchaser of its obligations).

ARTICLE 4
FIDUCIARY OBLIGATIONS

4.1
Notwithstanding any other provision of this Agreement, the Purchaser hereby agrees and acknowledges that the Holder is bound hereunder solely in his or her capacity as a securityholder of the Company and that the provisions hereof shall not be deemed or interpreted to bind the Holder in his or her capacity as a director or officer of the Company or any of its subsidiaries. Nothing in this Agreement shall: (a) limit or affect any actions or omissions taken by the Holder in his or her capacity as a director or officer of the Company or any of its subsidiaries, including in exercising rights under the Purchase Agreement and no such actions or omissions shall be deemed a breach of this Agreement or (b) be construed to prohibit, limit or restrict the Holder from fulfilling his or her fiduciary duties as a director or officer of the Company or any of its subsidiaries.  For the avoidance of doubt, nothing in this Agreement shall limit or restrict any party from properly fulfilling his or her fiduciary duties as a director or officer of the Company or any of its subsidiaries, as applicable, including, without limitation, taking any action with respect to a Superior Proposal.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE HOLDER

5.1
The Holder represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying upon these representations and warranties in connection with the entering into of this Agreement and the Purchase Agreement:

(a)	the Holder has all necessary power, authority, capacity and right to enter into this Agreement and to carry out each of his or her obligations under this Agreement;

(b)
this Agreement has been duly executed and delivered by the Holder and, assuming the due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation, enforceable by the Purchaser against the Holder in accordance with its terms, subject however, to limitations imposed by applicable law in connection with bankruptcy, insolvency or similar proceedings and to the extent that the award of equitable remedies such as specific performance and injunction is within the discretion of the court from which they are sought;

(c)
the consummation by the Holder of the transactions contemplated hereby will not constitute a violation or a default under, or conflict with, any contract, commitment, agreement, arrangement, understanding or restriction of any kind to which the Holder is a party or by which the Holder is bound;

(d)
the Holder is either (i) the legal and beneficial owner of record, or (ii) the beneficial owner exercising control and direction over (but not the holder of record of), the Subject Securities as listed in Schedule A, in each case, with good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever;

(e)	the Holder has the sole right to vote all the Subject Shares and has not previously granted or agreed to grant any proxy other than pursuant to this Agreement;

(f)
no individual or entity has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer from the Holder of any of the Subject Securities or any interest therein or right thereto, including without limitation any right to vote, except the Purchaser pursuant to this Agreement and the Company in respect of the Subject Incentive Securities pursuant to their terms;

(g)
the Subject Securities are the only securities of the Company or its subsidiaries owned, directly or indirectly, or over which control or direction is exercised, by the Holder and the Holder has no agreement or option, or right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Holder of additional securities of the Company other than the Subject Incentive Securities;

(h)	the Holder has had adequate opportunity to obtain independent legal advice with respect to this Agreement and fully understands the terms contained in this Agreement; and

(i)
there are no legal proceedings in progress or pending before any governmental authority or, to the knowledge of the Holder, threatened against the Holder that would adversely affect in any manner the ability of the Holder to enter into this Agreement and to perform his or her obligations hereunder.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

6.1
The Purchaser represents and warrants to the Holder as follows and acknowledges that the Holder is relying upon these representations, warranties and covenants in connection with the entering into of this Agreement:

(a)
the Purchaser is validly subsisting under the laws of New Zealand and has the requisite corporate power and authority to conduct its business as it is now being conducted and to enter into this Agreement and the Purchase Agreement and to perform its obligations hereunder and thereunder;

(b)
the execution and delivery of this Agreement and the Purchase Agreement by the Purchaser and the performance by it of its obligations hereunder and thereunder have been duly authorized by its board of directors and no other corporate proceedings on its part are necessary to authorize this Agreement and the Purchase Agreement and the performance of its obligations hereunder and thereunder;

(c)
this Agreement and the Purchase Agreement have been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the other parties thereto, each constitutes a legal, valid and binding obligation, enforceable by the other parties thereto against the Purchaser in accordance with its terms, subject, however, to limitations imposed by applicable law in connection with bankruptcy, insolvency or similar proceedings and to the extent that the award of equitable remedies such as specific performance and injunction is within the discretion of the court from which they are sought;

(d)
the consummation by the Purchaser of the transactions contemplated hereby and under the Purchase Agreement will not constitute a violation of a default under, or conflict with, any contract, commitment, agreement, arrangement, understanding or restriction of any kind to which the Purchaser is a party or by which the Purchaser is bound; and

(e)
there are no legal proceedings in progress or pending before any governmental authority or, to the knowledge of the Purchaser, threatened against the Purchaser or its affiliates that would adversely affect in any manner the ability of the Purchaser to enter into this Agreement and to perform its obligations hereunder or under the Purchase Agreement.

ARTICLE 7
TERMINATION

7.1	This Agreement shall automatically terminate upon the earliest of:

(a)	termination of the Purchase Agreement in accordance with its terms; and

(b)	the closing of the Meeting.

7.2	This Agreement may also be terminated on the date upon which the Purchaser and the Holder mutually agree, with the consent of the Company, to terminate this Agreement.

7.3	This Agreement may be terminated by Holder if:

(a)	any of the representations and warranties of the Purchaser contained herein is untrue or inaccurate in any material respect;

(b)	any material amendment or modification of the terms of the Purchase Agreement occurs without the Holder’s prior written approval or

(c)	there is passed any applicable laws that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited.

7.4
In the case of termination of this Agreement pursuant to Section 7.1, 7.2 or 7.3 this Agreement shall terminate and be of no further force or effect. Notwithstanding anything else contained herein, such termination shall not relieve any party from liability for any breach of this Agreement by the party prior to such termination.

ARTICLE 8
GENERAL

8.1
The Holder and the Purchaser shall, from time to time, promptly execute and deliver all such further documents and instruments and do all such acts and things as the other party may reasonably require to effectively carry out the intent of this Agreement.

8.2
This Agreement shall not be assignable by any party without the prior written consent of the other parties. This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns.

8.3	Time shall be of the essence of this Agreement.

8.4	Any notice or other communication required or permitted to be given hereunder shall be sufficiently given if in writing, delivered or sent by email transmission:

(a)	in the case of the Holder, at the address set forth in Schedule A hereto;

(b)	in the case of the Purchaser:

Simpson Grierson
88 Shortland Street
Auckland Central
Auckland 1010 NZ

Attention:      Ani Satchcroft
Email:            Ani.Satchcroft@macquarie.com

with a copy (which shall not constitute notice) to:

Simpson Grierson
88 Shortland Street
Auckland Central
Auckland 1010 NZ

Attention:      Simon Vannini
Email:           simon.vannini@simpsongrierson.com

(c)
at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this section and if so given shall be deemed to have been received on the date of such delivery or sending (or, if such day is not a Business Day, on the next following Business Day).

8.5
This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and the Holder and the Purchaser each irrevocably attorn to the jurisdiction of the courts of the Province of British Columbia.

8.6
Each of the parties hereto agrees with the others that: (a) money damages would not be a sufficient remedy for any breach of this Agreement by any of the parties; (b) in addition to any other remedies at law or in equity that a party may have, such party shall be entitled to seek equitable relief, including injunction and specific performance, in addition to any other remedies available to the party, in the event of any breach of the provisions of this Agreement; and (c) any party that is a defendant or respondent shall waive any requirement for the securing or posting of any bond in connection with such remedy. Each of the parties hereby consents to any preliminary applications for such relief to any court of competent jurisdiction. Such remedies shall not be deemed to be exclusive remedies for the breach of this Agreement but shall be in addition to all other remedies at law or in equity.

8.7	This Agreement constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

8.8
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have executed this Voting and Support Agreement as of the date first written above.

VOYAGE DIGITAL (NZ) LIMITED

By:	/s/ Ani Satchcroft
	Name:	Ani Satchcroft
	Title:	Director

AS THE HOLDER

/s/ Bradley J. Horwitz
Name: Bradley J. Horwitz

Signature Page to Voting Support Agreement

SCHEDULE A TO THE VOTING AND SUPPORT AGREEMENT

OWNERSHIP OR CONTROL/DIRECTION OF SUBJECT SHARES AND
SUBJECT INCENTIVE SECURITIES

Name	Address	Shares	Ownership of Shares	RSUs
Bradley J. Horwitz	155 108th Avenue NE, Suite 400, Bellevue WA 98004	3,952,076	Beneficial	685,417

Details of whether the securities are owned of record or beneficially or otherwise controlled or directed are to be included.